Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 29, 2014 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the first quarter ended March 31, 2014.

Highlights for the quarter included the following:

•	Total revenue of $161.0 million, a decrease of 2.3% compared with the first quarter of 2013;
•	Freight revenue of $126.3 million (excludes revenue from fuel surcharges), a decrease of 1.5% compared with the first quarter of 2013;
•	Operating income of $0.4 million and an operating ratio of 99.7%, compared with operating loss of $0.7 million and an operating ratio of 100.6% in the first quarter of 2013; and
•	Net loss of $1.4 million, or ($0.09) per share, compared with net loss of $2.0 million, or ($0.13) per share in the first quarter of 2013.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments; “Operating results for our asset-based operations were basically flat as our operating ratio was 100.2% compared with 100.4% in last year’s first quarter. Although we are not satisfied with these results, an improvement in the face of harsh winter weather and the expected unfavorable impact of the February implementation of our enterprise management system at our Southern Refrigerated Transport (“SRT”) subsidiary was a small victory. Overall, freight demand was relatively strong, the rate environment was favorable, qualified professional drivers remained in short supply, and the weather hampered our efficiency.

“We estimate that the system conversion at SRT resulted in approximately $0.9 million of reduced operating profit during the quarter. The implementation was a large undertaking that inherently results in initial inefficiencies until employees are accustomed to the new processes involved in the performance of their duties, as well as learning the additional capabilities allowed from a new system. Contributing factors included reduced utilization, additional layover and detention pay for professional drivers, and increased non-driver wages for overtime and additional temporary headcount while employees improved their skill and efficiency on the new system. While costly, the inefficiencies experienced at SRT were much less significant and have been remediated more rapidly than those we experienced with the Covenant Transport subsidiary system conversion in July 2011. The majority of this reduction in profit was recognized in the month of February, as most of the related issues were resolved by the early part of March. The implementation at SRT concludes our multi-year system conversion initiative. We now have uniform operational and financial systems across the entire company, which should improve customer service and utilization, as well as enhance our decision making at all levels of leadership.

“For the quarter, total revenue in our asset-based operations decreased to $150.3 million, a decrease of $7.3 million compared with the first quarter of 2013.  This decrease consisted of lower freight revenue of $5.4 million, along with lower fuel surcharge revenue of $1.9 million. The $5.4 million decrease in freight revenue related to a 6.8% decrease in our average tractor fleet, partially offset by a 1.6% increase in average freight revenue per tractor per week and an increase of freight revenue contributed from our refrigerated intermodal service offering.

“Average freight revenue per tractor per week increased to $3,339 during the 2014 quarter from $3,284 during the 2013 quarter.  Average freight revenue per total mile increased by 4.6 cents per mile (or 3.2%) compared to the 2013 quarter on an approximately 6.1% increase in average length of haul. Average miles per unit decreased by 1.5% due primarily to the difficult winter weather and more stringent hours of service regulations imposed in July 2013. In addition, on average, approximately 5.6% of our fleet lacked drivers during the 2014 quarter compared with approximately 4.4% during the 2013 quarter.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 2.4 cents per mile due to employee pay adjustments since the first quarter of 2013.

“Operations and maintenance expenses increased approximately 1.5 cents per mile due primarily to higher driver recruiting expenses and additional minor repair expense for small weather-related accidents.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $2.9 million. The main factors were an approximately $1.2 million decrease in gains on sale of revenue equipment, higher depreciation expense for more expensive tractors as we refresh the fleet, and an approximately $0.7 million increase to revenue equipment rentals in the 2014 quarter as compared to the 2013 quarter.

“Higher costs were partially offset by an overall reduction in fuel and insurance costs.  Net fuel expense was approximately 12.2 cents per company mile in the 2014 quarter compared with 16.0 cents per company mile in the 2013 quarter due primarily to improved fuel economy and favorable adjustments to fuel surcharge programs from some customers over the last year. We expect to continue investing in more fuel-efficient tractors and partnering with customers to adjust less favorable fuel surcharge programs. In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter. Gains from fuel hedging transactions were $273,000 in the 2014 quarter compared with $281,000 in the 2013 quarter.

“Insurance and claims per mile cost was 8.0 cents per mile in the first quarter of 2014 versus 10.0 cents per mile in the first quarter of 2013. Even with the harsh winter weather, our chargeable accidents per million miles, as measured by the DOT, was flat year-over-year. Additional investment in safety technology, combined with good claims experience, contributed to the cost improvement in this area.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 48.5%, to $10.7 million from $7.2 million in the same quarter of 2013. Operating income was approximately $541,000 for an operating ratio of 94.9%, compared with an operating loss of $267,000 and an operating ratio of 103.7% in the first quarter of 2013. Solutions’ gross margins expanded and other operating expenses as a percentage of revenue decreased. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.9 million of pre-tax income in the first quarter.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At March 31, 2014, our total balance sheet debt and capital lease obligations, net of cash, were $212.2 million, our stockholders’ equity was $97.9 million, and our tangible book value was $97.6 million, or $6.54 per basic share.  At March 31, 2014, our ratio of net debt to total balance sheet capitalization was 68.4%.  At March 31, 2014, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $76.2 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2013, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $14.0 million, while the present value of financing provided by operating leases decreased by approximately $2.7 million. At March 31, 2014, we had approximately $29.9 million of borrowing availability under our revolving line of credit.

 “In the first quarter of 2014, we took delivery of approximately 125 new company tractors and disposed of approximately 300 used tractors. Our current tractor fleet plan for fiscal 2014 includes the delivery of approximately 950 new company tractors and the disposal of approximately 1,250 used tractors as we reduce the number of out-of-service tractors from our fleet from the beginning of the year. We now expect the average fleet size for the 2014 year to be approximately 2%-3% below that of fiscal 2013. With a relatively young average company tractor fleet age of 2.0 years at March 31, 2014, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2014.”

Conference Call Information
The Company will host a live conference call tomorrow, April 30, 2014, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 0800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 86887601. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to continued investments in fuel-efficient tractors and adjustments to fuel surcharge programs, equipment purchases and disposals, the use of fuel hedges, flexibility to manage our fleet size, the value of leased equipment versus the present value of such lease obligations, fleet size, the availability of sufficient financing for equipment purchases, and improved customer service and enhanced decision making relating to enterprise management software are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.    Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2014	2013	% Change
Freight revenue	$126,273	$128,174	-1.5%
Fuel surcharge revenue	34,684	36,557
Total revenue	$160,957	$164,731	-2.3%

Operating expenses:
Salaries, wages, and related expenses	52,874	55,074
Fuel expense	43,176	48,635
Operations and maintenance	12,031	11,861
Revenue equipment rentals and purchased transportation	25,335	22,685
Operating taxes and licenses	2,745	2,773
Insurance and claims	6,106	8,311
Communications and utilities	1,437	1,284
General supplies and expenses	3,809	3,907
Depreciation and amortization, including gains and losses on disposition of property and equipment	13,090	10,916
Total operating expenses	160,603	165,446
Operating income (loss)	354	(715)
Other (income) expenses:
Interest expense	2,751	2,633
Interest income	(4)	-
Other	-	-
Other expenses, net	2,747	2,633
Equity in income of affiliate	800	480
Loss before income taxes	(1,593)	(2,868)
Income tax benefit	(219)	(909)
Net loss	$(1,374)	$(1,959)

Basic and diluted earnings (loss) per share	$(0.09)	$(0.13)
Basic and diluted weighted average shares outstanding (000s)	14,915	14,762

	Three Months Ended March 31,
	2014	2013	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$115,570	$120,965	-4.5%
Covenant Transport Solutions non-asset based revenues	10,703	7,209	48.5%
Freight revenue	$126,273	$128,174	-1.5%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.663	$1.610	3.3%
Average freight revenue per total mile	$1.498	$1.452	3.2%
Average freight revenue per tractor per week	$3,339	$3,284	1.6%
Average miles per tractor per period	28,647	29,079	-1.5%
Weighted avg. tractors for period	2,652	2,846	-6.8%
Tractors at end of period	2,623	2,802	-6.4%
Trailers at end of period	6,952	6,766	2.7%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2014	12/31/2013
Total assets	$461,959	$466,422
Total stockholders' equity	$97,908	$100,360
Total balance sheet debt, net of cash	$212,201	$226,216
Net Debt to Capitalization Ratio	68.4%	69.3%
Tangible book value per basic share	$6.54	$6.73

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